Exhibit 99.d(2)

Amendment No. 1 to Investment Management AgreementTHIS AMENDMENT is made as of May 1, 2024 between Credit Suisse Commodity Strategy Funds and Credit Suisse Opportunity Funds, each a Delaware statutory trust, and Credit Suisse Trust, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (each, a “Trust” and collectively, the “Trusts”), for and on behalf of their respective series listed on Annex I of the Agreement (as defined herein) (each, a “Fund” and, collectively, the “Funds”), and UBS Asset Management (Americas) LLC (“UBS AM”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”). WHEREAS, the Trusts and Credit Suisse Asset Management, LLC (“CSAM”) entered into an Investment Management Agreement dated as of September 26, 2023, which may be amended from time to time (the “Agreement”), with respect to the Funds; WHEREAS, CSAM merged into UBS AM effective as of May 1, 2024, with UBS AM surviving and succeeding as investment adviser to the Funds; and WHEREAS, each Trust’s Board of Trustees has approved an amendment to the Agreement to reflect UBS AM as the investment adviser to the Funds under the Agreement. NOW, THEREFORE, the Agreement is hereby amended as follows: 1. All references to Credit Suisse Asset Management, LLC are hereby revised to UBS Asset Management (Americas) LLC. 2. The first sentence of the first paragraph of the Agreement is hereby revised to read as follows: “Credit Suisse Commodity Strategy Funds and Credit Suisse Opportunity Funds, each a Delaware statutory trust, and Credit Suisse Trust, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (each, a “Trust” and collectively, the “Trusts”), for and on behalf of their respective series listed on Annex I hereto, which may be amended from time to time (each, a “Fund” and, collectively, the “Funds”), each herewith confirms its agreement with UBS Asset Management (Americas) LLC (the “Manager”), a Delaware limited liability company, as follows:” 3. Section 12 of the Agreement is hereby revised to read as follows: “Each Trust recognizes that directors, officers and employees of the Manager may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name “CS”, “Credit Suisse” or “UBS” as part of their names, and that the Manager or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Manager ceases to act as the investment adviser of a Fund, such Fund agrees that, at the Manager’s request, such Fund’s license to use the words “CS”, “Credit Suisse” or “UBS” will terminate and that such Fund will take all necessary action to change the name of such Fund to names not including the words “CS”, “Credit Suisse” or “UBS”.” [Signature Page Follows]

- 2 - IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written. CREDIT SUISSE COMMODITY STRATEGY FUNDS Name: Karen Regan Title: Vice President and Secretary CREDIT SUISSE OPPORTUNITY FUNDS Name: Karen Regan Title: Vice President and Secretary CREDIT SUISSE TRUST Name: Karen Regan Title: Vice President and Secretary UBS ASSET MANAGEMENT (AMERICAS) LLC Name: Omar Tariq Title: Officer _____________________________________ Name: Karen Regan Title: Assistant Secretary